Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Vonage Holdings Corp.
Holmdel, New Jersey 07733
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-136773), Form S-3 (No. 333-154974) and Form S-8 (No. 333-136227) of Vonage Holdings Corp. (the “Company”) of our report dated February 16, 2012, relating to the consolidated financial statements, and our reports dated February 16, 2012 on the financial statement schedule and on the effectiveness of the Company's internal control over financial reporting, which appear in this Form 10-K.
/s/ BDO USA, LLP
Woodbridge, New Jersey
February 16, 2012